Exhibit 10.3

PROJECT DEVELOPMENT PARTICIPATION AGREEMENT

This Project Development Participation Agreement (“Agreement”) is entered into as of  January 12, 2006 (“Effective Date”), by and between DKRW Advanced Fuels LLC, a Delaware limited liability corporation, with offices located at  Two Riverway, Suite 1780, Houston, Texas  77056 (“DKRW-AF”), and Rentech Inc., a Colorado corporation, with offices located at 1331 17th Street, Suite 720, Denver, Colorado 80202 (“Rentech”).

          WHEREAS, Rentech possess a patented application of the Fischer-Tropsch technology for converting synthesis gas into liquid hydrocarbons;

          WHEREAS, Rentech and DKRW-AF have entered into a Master License Agreement dated as of the same date as this Agreement (the “Master License Agreement”) granting DKRW-AF an option to license the Rentech technology from Rentech for use at future facilities qualified under the terms of this Master License Agreement (a “Qualified Licensed Plant”),

WHEREAS, Rentech and Medicine Bow Fuel & Power, LLC (“MBFP”), DKRW-AF’s subsidiary, have entered into a Site License Agreement, dated as of the same date as this Agreement (the “Site License Agreement”), pursuant to which Rentech has granted a license to use Rentech’s application of the Fischer-Tropsch technology (as further defined in the Site License Agreement, the “Rentech Technology”) at a production facility MBFP is planning to build at or near Medicine Bow, Carbon County, Wyoming (as further defined in the Site License Agreement and which will be deemed the initial Qualified Licensed Plant, the “Medicine Bow Licensed Plant”);

          WHEREAS, Rentech and MBFP have entered into a Technical Services Agreement dated as of the same date as this Agreement (the “Technical Services Agreement”), pursuant to which Rentech will provide MBFP with technical services in connection with MBFP’s implementation and use of the Rentech Technology;

          WHEREAS, as part of each Party’s or its subsidiary’s consideration for entering into the Master License Agreement, Site License Agreement, and Technical Services Agreement, the Parties have agreed to enter into this Agreement pursuant to which DKRW-AF will have the option to purchase certain shares of common stock of Rentech and pursuant to which Rentech will have the right to purchase an equity investment in DKRW-AF, all subject to the terms and conditions of this Agreement.

          NOW THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties hereto agree as follows:

1.            Grant of Rentech Warrants.

               1.1          Rentech hereby confirms the grant of a warrant, in the form of Exhibit 1, to DKRW-AF made on the Effective Date, to purchase 1,000,000 shares of common stock of Rentech, at a strike price of $2.4138 per share.  Such warrant will vest upon the date set forth therein.

               1.2          If DKRW-AF’s Medicine Bow Licensed Plant:

          a.          is the first commercial coal-to-liquids (“CTL”) facility in the United States (defined as a design capacity of at least 10,000 barrels per day of  liquid hydrocarbon products), using Rentech Technology to achieve Financial Close (as defined below), and

          b.          DKRW-AF’s right to terminate the Site License Agreement because the tests identified in Section 2.7 of the Site License Agreement are not successful has either expired or been waived by the Licensee under the Site License Agreement, then

Rentech will grant to DKRW-AF a warrant, within five (5) business days following the later of either Financial Close (as defined below) or expiration of the termination right referenced in subsection (b) above (if not waived), in the form of Exhibit 1 to purchase 2,000,000 additional shares of common stock of Rentech, at a strike price equivalent to the volume weighted average price for the five (5) consecutive trading days of Rentech common stock immediately prior to the date that DKRW-AF achieves Financial Close.  Such warrant will have a term of 8 years from the date of Financial Close.

For purposes of this Agreement, “Financial Close” shall mean the date on which Licensee has received a full funding commitment for developing and building the Medicine Bow Licensed Plant (or an alternative facility pursuant to Section 3 below) with necessary debt and equity funding entities.

               1.3          DKRW-AF acknowledges that the warrants, and any common stock issuable upon exercise of the warrants, are being privately offered pursuant to an exemption from registration under the Securities Act of 1933, as amended (the “Act”).  DKRW-AF represents that it is an “accredited investor” within the meaning of Regulation D under the Act, and that the warrants, and any common stock issuable upon exercise of the warrants, will be acquired for its own account, solely for investment, and not with a view to distribution or resale thereof. DKRW-AF further acknowledges that the warrants, and any common stock issuable upon exercise of the warrants, may not be sold or transferred by it in the absence of an effective registration statement with respect thereto under the Act, or an exemption from registr ation, and that certificates for the warrants and any such common stock will bear a restrictive legend and be subject to stop transfer instructions to such effect.

2.       Grant of DKRW-AF Option.  DKRW-AF hereby grants to Rentech the option, exercisable at Financial Close, to purchase an equity interest of up to 5% in DKRW-AF. Subject to Section 3 below, the purchase price for such equity interest will be equal to the price that a third-party investor would pay under the final shareholder agreement for an equal amount of up to 5% equity interest in the Medicine Bow Licensed Plant, payable either in cash or by a reduction of the license fees payable pursuant to the Site License Agreement. The option granted in this Section 2 will expire immediately after Financial Close or upon the termination of the Site License Agreement if the Site License Agreement is terminated prior to Financial Close.  In connection with the exercise of this option, if any, Rentech will become a party to the shareholder agreement of DKRW-AF to which the largest shareholder of DKRW-AF is a party, in the form existing at that time and shall thereafter assume all rights, duties and liabilities of comparable minority shareholders of DKRW-AF, in proportion to its equity interest therein and in accordance with the shareholder agreement.

3.          Alternative Qualified Plant.  Should the Financial Close of theMedicine Bow Licensed Plant become significantly delayed, DKRW-AF may elect, with 90 days notice to Rentech, to substitute another Qualified License Plant for the Medicine Bow Licensed Plant in Sections 1 and 2 of this Agreement, provided such other Qualified Licensed Plant has an executed Site License Agreement, its initial phase design capacity  is no more than 15,000 barrels per day of  liquid hydrocarbon products, and it can reach Financial Close prior to the Medicine Bow Licensed Plant.

4.          Miscellaneous.

            4.1          Assignment.  This Agreement may only be assigned to a permitted assignee of the Site License Agreement.

            4.2          Third Parties.  The parties intend to confer no benefit or right on any person not a party to this Agreement.  No third party shall have the right to claim the benefit of any provision hereof as a third party beneficiary of any such provision.

            4.3          No Other Relationship.  Nothing in this Agreement shall be deemed to create an agency, joint venture, partnership, franchise or similar relationship between the parties hereto.  Each party shall conduct all business in its own name as an independent contractor.  Neither party shall be liable for the representations, acts, or omission of the other party contrary to the terms of this Agreement.  Neither party has the right or power to act for or on behalf of the other or to bind the other in any respect whatsoever, other than as expressly provided for herein.

            4.4          Dollar Transaction.  All payments shall be made in U.S. Dollars, and payment obligations shall not be discharged by an amount paid in another currency, whether pursuant to a judgment or otherwise.  To the extent the amount paid on prompt conversion to U.S. Dollars under normal banking procedures does not yield the amount of U.S. Dollars due hereunder, DKRW-AF shall, immediately upon demand by Rentech, make up the deficiency and Rentech shall have a separate cause of action against DKRW-AF with respect to such deficiency.

            4.5          Finder’s Fees.  Each of Rentech and DKRW-AF represent that there are no broker’s commissions, finder’s fees or other like amounts payable with regard to this transaction for which the other is liable.  Rentech and DKRW-AF agree to indemnify and hold the other harmless from and against all liability, claims, damages and costs of any kind arising from or connected with any broker’s commissions or finder’s fee or charge claimed to be due any person arising from the indemnitor’s conduct with respect to this Agreement.

            4.6          Costs.  Each party shall bear its own costs and expenses related to the preparation and negotiation of this Agreement.

            4.7          Rights, Powers, Remedies Cumulative; Waiver; Time.  Each and every right, power and remedy specified in this Agreement shall be cumulative and in addition to every other right, power and remedy existing now or hereafter at law, in equity, or by statute.  Each and every right, power and remedy may be exercised from time to time and as often and in such order as may be deemed expedient by a party.  The exercise or the beginning of the exercise of any right, power or remedy shall not be construed to be a waiver of the right to exercise at the same time or thereafter any other right, power or remedy.  It is expressly understood and agreed that time is of the essence of this Agreement, and that no delay or omission by a party in the exercise of any right or power, or in the pursuit of any remedy, shall impair any rig ht, power or remedy, or be construed to be a waiver thereof, nor shall the acceptance by a party of any payment required under this Agreement be deemed a waiver of any right, power or remedy in the future.

            4.8          Notices.  Any notice, payment, request, demand or other communication hereunder shall be in writing and, except as provided for service of process in this Agreement, shall be deemed to have been duly given when  (i) delivered personally to the party to be notified; or (ii) when sent if sent by facsimile transmission with confirmation that the facsimile message was received by the facsimile machine of the party to be notified, (iii) one business day after sending if sent by a nationally recognized overnight carrier; (iv) three business days after sent by ordinary mail, postage paid, to the party to be notified,  or (v) five business days after sent by registered or certified mail, postage paid, to the party to be notified, at the address set forth below.  Either Rentech or DKRW-AF may change its address, facsimil e number or representative upon written notice to the other party.  A letter duplicating a facsimile transmission previously marked as received by the facsimile machine of the other party shall not extend the time by which the notice was given.

Rentech:	DKRW-AF:

Chief Executive Officer	DKRW Advanced Fuels LLC
1331 17th Street, Suite 720	2 Riverway, Suite 1760
Denver, Colorado 80202-1557	Houston, Texas 77056
Facsimile: (303) 298-8010	Attn: Bob Kelly
Facsimile: 713-355-3201
With copy to:

General Counsel
1331 17th Street, Suite 720
Denver, Colorado 80202-1557
Facsimile: (303) 298-8010

            4.9          Governing Law.  The provisions of this Agreement and all rights and obligations hereunder shall be governed in all respects by the law of the state of New York, USA, without regard to principles of conflicts of laws.

          4.10          Table of Contents and Headings.  Any table of contents accompanying this Agreement and any headings contained herein are for convenience of reference only, do not constitute a part of this Agreement, and shall not be employed in interpreting this Agreement.

          4.11          Integration.  This Agreement represents the entire agreement of the parties with respect to the subject matter described in it and supersedes all prior correspondence, conversations, negotiations and understandings with respect to those subjects, except as to agreements for confidentiality or other written agreements referred to in this Agreement.

          4.12          Construction.  This Agreement has been prepared, examined, negotiated and revised by each party and their respective attorneys, and no implication shall be drawn and no provision shall be construed against any party to this Agreement by virtue of the purported identity of the drafter of this Agreement, or any portion of it.

          4.13          Invalidity of Provision.  If any of the provision of this agreement shall be held by an arbitrator or a court or administrative agency of competent jurisdiction to contravene the laws of any country, it is agreed that such invalidity or illegality should not invalidate the whole Agreement, but this Agreement shall be construed as if it did not contain the provision or provisions held to be invalid or illegal in the particular jurisdiction concerned, and insofar as the construction does not affect the substance of this Agreement and the rights and obligations of the parties to it, it shall be construed and enforced accordingly.  In the event, however, that the invalidity or illegality substantially alters the relationship between the parties and adversely affects the interest of either party, the parties shall negotiate a mutually acceptable alternative provision not conflicting with such laws.

          4.14          Further Assurances.  Each party shall execute and deliver all further documents and instruments and take all such further actions as may be reasonably required or appropriate to carry out the intent and purposes of this Agreement.

          4.15          Counterparts.  This Agreement may be executed in several counterparts, and all copies so executed shall constitute but one and the same agreement, which shall be binding on all the parties hereto notwithstanding that less than all of the parties may have signed the original or the same counterpart.

IN WITNESS WHEREOF, the parties have executed duplicate originals of this Agreement by their duly authorized representatives or officers as of the date given in the introductory paragraph.

RENTECH, INC.		DKRW ADVANCED FUELS LLC

	/s/ Claud C. Corkadel III		/s/ Jon C. Doyle

Name:	Claude C. Corkadel III	Name:	Jon C. Doyle
Title:	Vice-President, Strategic Programs	Title:	Executive Officer

EXHIBIT 1:  WARRANT TO PURCHASE 1,000,000 SHARES RENTECH COMMON STOCK